EXHIBIT 23.3

Consent of Independent Auditors

We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the SM&A Amended and Restated Employee Stock Purchase Plan of our report dated February 12, 2003, with respect to the consolidated financial statements and schedule of SM&A included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
June 24, 2003